HOLDINGS SENIOR PIK CREDIT AGREEMENT

DATED AS OF JUNE 15, 2007

AMONG

TA INDIGO HOLDING CORPORATION,
as Borrower,

THE FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and Syndication Agent,

and

DEUTSCHE BANK SECURITIES INC.
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY  10005
(212) 701-3000

TABLE OF CONTENTS

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-ii-

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EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	[RESERVED]

III	[RESERVED]

IV	FORM OF NOTICE OF PREPAYMENT

V	FORM OF NOTE

VI	[RESERVED]

VII	[RESERVED]

VIII	FORM OF COMPLIANCE CERTIFICATE

IX	FORM OF OPINION OF BORROWER COUNSEL

X	FORM OF ASSIGNMENT AGREEMENT

XI	FORM OF SOLVENCY CERTIFICATE

XII	[RESERVED]

XIII	[RESERVED]

XIV	[RESERVED]

XV	FORM OF ELECTION NOTICE

XVI	FORM OF PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

SCHEDULES

A	EXISTING INDEBTEDNESS TO BE REPAID

B	TRANSACTION COSTS
2.1	LOAN COMMITMENTS

4.1	FOREIGN COUNSEL
5.1	ORGANIZATIONAL CHART; SUBSIDIARIES OF HOLDINGS

5.3	FINANCIAL CONDITION

5.5B	REAL PROPERTY

5.7A	PAYMENT OF TAXES

5.18	INSURANCE

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.8	TRANSACTIONS WITH AFFILIATES

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TA INDIGO HOLDING CORPORATION

HOLDINGS SENIOR PIK CREDIT AGREEMENT

This HOLDINGS SENIOR PIK CREDIT AGREEMENT is dated as of June 15, 2007 and entered into by and among TA INDIGO HOLDING CORPORATION, a Delaware corporation (“Holdings”), each lender from time to time party hereto (each individually referred to herein as a “Lender” and collectively as “Lenders”), DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners (the “Arrangers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as syndication agent.

R E C I T A L S

WHEREAS, pursuant to and in connection with the Merger Agreement (with such term and each other capitalized term used in these recitals having the meaning assigned thereto in subsection 1.1), on the Closing Date Merger Sub will be merged with and into IntraLinks, Inc., a Delaware corporation (prior to the Merger, the “Target” and, after the Merger, “Company”) with Company continuing as the surviving corporation of the Acquisition and a wholly owned Subsidiary of Holdings; and

WHEREAS, Holdings and Company shall enter into the First Lien Credit Agreement providing for First Lien Indebtedness in the aggregate principal amount of up to $150.0 million simultaneously herewith.

WHEREAS, Holdings and Company shall enter into the Second Lien Credit Agreement providing for Second Lien Indebtedness in the aggregate principal amount of up to $65.0 million simultaneously herewith.

WHEREAS, Lenders have agreed to extend certain credit facilities to Holdings, the proceeds of which will be used, together with the proceeds of loans under the First Lien Credit Agreement, the Second Lien Credit Agreement and the Equity Contributions, to fund the Acquisition Financing Requirements.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Lenders and Administrative Agent agree as follows:

Section 1.              DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the Merger and the other transactions contemplated by the Merger Agreement to occur substantially concurrently with the Merger.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to finance the payment of the consideration payable under the Merger Agreement in respect of Target’s Capital Stock that has been converted into the right to receive cash pursuant to the Merger Agreement and (ii) to refinance all Existing Indebtedness to Be Repaid, and (iii) to pay Transaction Costs.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Agent” means Administrative Agent.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Holdings Senior PIK Credit Agreement dated as of June 15, 2007.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale” means the sale by Holdings or any of its Subsidiaries to any Person (other than (x) in the case of any sale by Company or any Guarantor, a sale to Company or a Guarantor or (y) in the case of any sale by any Subsidiary that is not a Guarantor, a sale to another Subsidiary that is not a Guarantor) of (i) any of the stock of any of Company’s Subsidiaries (including any issuance of stock by such Subsidiaries) to a Person other than Company or a Guarantor; (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries; or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries, including by way of merger or consolidation and including any Sale and Leaseback Transaction (other than (a) inventory or services sold in the ordinary course of business, (b) Cash or Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (d) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,800,000 or less, (e) the making of Investments permitted by subsection 7.3 and (f) sales and other dispositions of assets permitted by subsection 7.6 (other than clause (iv) thereof)).

“Asset Sale Offer” shall mean a notice delivered to Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

                (i)that an Asset Sale has occurred and that such Lender has the right to require Holdings to prepay all or a portion of such Lender’s Loans at a purchase price in cash equal to 100% of the principal amount thereof), plus accrued and unpaid interest and fees to the date of prepayment;

                (ii)the circumstances and relevant facts regarding such Asset Sale;

                (iii)the Asset Sale prepayment date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is delivered) (the “Asset Sale Prepayment Date”);

                (iv)that Lenders electing to have any Loans prepaid pursuant to an Asset Sale Offer will be required to notify Administrative Agent prior to the close of business on the tenth day preceding the Asset Sale Prepayment Date; and

                (v)that Lenders will be entitled to withdraw their election to require Holdings to prepay their Loans; provided that Administrative Agent receives, not later than the close of business on the tenth day prior to the Asset Sale Prepayment Date, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“Asset Sale Prepayment Date” shall have the meaning assigned to such term in the definition of Asset Sale Offer.

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit X annexed hereto.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money or currency.

“Cash Election” has the meaning assigned to that term in 2.2A(v)(a).

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or former Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has capital, surplus and undivided profits of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has investment guidelines that require at least 95% of its assets to be invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Foreign Subsidiary, short term investments believed in good faith by Holdings to be of comparable credit quality and tenure to those described in clauses (i) through (v) above.

“Certificate of Merger” means the Certificate of Merger dated as of the Closing Date, in the form delivered to Administrative Agent as such certificate may be amended from time to time thereafter to the extent permitted under subsection 7.10.

“Change in Control” means:

                (i)prior to the consummation of an IPO, the Permitted Holders shall cease to beneficially own and control issued and outstanding shares of capital stock of Holdings constituting a majority of the voting power of the Capital Stock of Holdings with the power to vote to elect the members of the Governing Body of Holdings;

                (ii)at any time after the consummation of an IPO, (A) (I) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the beneficial owner, directly or indirectly, of Capital Stock of Holdings with more than thirty-five percent (35%) of the voting power of all outstanding Capital Stock of Holdings with the power to vote generally on matters submitted to a vote of the stockholders of Holdings and (II) the Permitted Holders shall beneficially own and control Capital Stock of Holdings with a lesser percentage of the voting power of all outstanding Capital Stock of Holdings or (B) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or

(iii)         at any time, all of the capital stock of Company ceasing to be directly or indirectly owned by Holdings.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to those terms in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Control Offer” means a notice delivered to Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

(i)           that a Change in Control has occurred or shall occur and that such Lender has the right to require Holdings to prepay all or a portion of such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii)          the circumstances and relevant facts regarding such Change in Control;

(iii)         the Change in Control prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change in Control Prepayment Date”);

                (iv)that Lenders electing to have any Loans prepaid pursuant to a Change in Control Offer will be required to notify Administrative Agent prior to the close of business on the tenth day preceding the Change in Control Prepayment Date; and

                (v)that Lenders will be entitled to withdraw their election to require Holdings to prepay their Loans; provided that Administrative Agent receives, not later than the close of business on the tenth day prior to the Change in Control Payment Date, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“Change in Control Prepayment Date” has the meaning assigned to that term in the definition of Change in Control Offer.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority having the effect of a change in law, rule, regulation or treaty or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means the date on which the initial Loans are made.

“Commitments” means the commitment of a Lender to make a Loan to Holdings pursuant to subsection 2.1A in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1, as the same may be adjusted to give effect to any assignment of such Commitment pursuant to subsection 10.1B, and “Commitments” means such commitments of all Lenders in the aggregate.  The aggregate amount of the Commitments on the Closing Date is $75,000,000.

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Company Term Loans Discharge” means the repayment in full of all outstanding term loans under the Company Credit Agreements as well as all interest, fees and other amounts related thereto; provided that the Company Term Loans Discharge shall not be deemed to have occurred if such payments were made with proceeds of other term loans under the Company Credit Agreements that constitute an exchange, replacement or refinancing of such term loans.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated May 2007 and any supplement thereto relating to the credit facilities evidenced by this Agreement provided by Holdings to the Arrangers for distribution to potential Lenders.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries, but excluding:

(a)           capitalized interest,

(b)           expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings or any of its Subsidiaries) and for which neither Holdings nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), and

(c)           any expenditure made (i) with Net Asset Sale Proceeds not required to be applied to repay Loans, (ii) to restore, replace or rebuild property following any damage, loss, destruction or condemnation of such property with Net Insurance/Condemnation Proceeds not required to be applied to repay the Loans, (iii) to the extent constituting any portion of a Permitted Acquisition or (iv) to the extent made as part of the Acquisition.

For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other noncash items (other than any such noncash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), including any noncash charges for (a) goodwill write offs and write downs, (b) employee compensation plans and expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or contractors, and (c) purchase accounting adjustments (including the impact of adjusting deferred revenues), (vii) any extraordinary charges or losses determined in accordance with GAAP and any unusual or nonrecurring charges, (viii) Transaction Costs and costs and expenses incurred in connection with Permitted Acquisitions, the transactions contemplated by the Merger Documents, (ix) any non-cash loss attributable to the mark-to-market movement in the valuation of Hedge Agreements or other derivative instruments (to the extent the cash impact resulting from such loss has not been realized) pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (x) losses from and cost and expenses incurred in respect of any sale or other disposition of property (including but not limited to Asset Sales) permitted by the terms of this Agreement, (xi) non-recurring charges resulting from severance, integration and other adjustments (including restructuring charges) made as a result of (a) the Acquisition or (b) any sale or other disposition of property permitted by the terms of this Agreement, (xii) any losses from the early extinguishment of Indebtedness or Hedge Agreements, (xiii) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142—“Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144—“Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141—“Business Combinations,” (xiv) non-recurring charges resulting from the relocation of the chief executive offices of Company in an amount not to exceed $2.0 million in the aggregate, (xv) to the extent covered by insurance proceeds, losses in connections with casualty events, but only, in the case of clauses (ii) through (xv), to the extent deducted in the calculation of Consolidated Net Income, less noncash items added in the calculation of Consolidated Net Income (other than any such noncash item to the extent it will result in the receipt of cash payments in any future period) and extraordinary, unusual or nonrecurring gains, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, Attributable Indebtedness and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3A payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP.  Notwithstanding the foregoing, Consolidated Interest Expense prior to the first anniversary of the Closing Date shall be deemed to be actual Consolidated Interest Expense for the period from the Closing Date to the end of the period for which Consolidated Interest Expense is being determined multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date until the last day of such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings), except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) except as contemplated by subsection 1.2, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales outside the ordinary course of business or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net noncash extraordinary losses.

“Continuing Member” means, as of any date of determination, any member of the Governing Body of Holdings who was (i) (x) a member of such Governing Body on the Closing Date or (y) nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or (ii) appointed by the Permitted Holders.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Currency Agreement” has the meaning assigned to that term in the Company Credit Agreements.

“DB” has the meaning assigned to that term in the introduction to this Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdings or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate of Holdings delivered to Administrative Agent at or prior to the time of such Asset Sale, setting forth the basis of such valuation.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Election” means a Cash Election or a PIK Election.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds, lease financing companies and financing companies; provided that neither Holdings nor any Affiliate of Holdings shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates; (ii) with respect to plans subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, which was at any time during the last six years maintained, contributed to or terminated by Holdings, its Subsidiaries or any of their respective ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Holdings; or (iii) with respect to which there is any potential or outstanding liability of Holdings, its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Government Authority or any other Person with respect to any Real Property Asset, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged liability under any Environmental Law.

“Environmental Laws” means the common law and any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health or the protection of the environment or human health (to the extent relating to exposure to Hazardous Materials), applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Contributions” means, collectively, (a) the contribution by the Investors of an aggregate amount of cash which, when taken together with rollover equity of the Rho Entities and certain other existing shareholders of Company, will be in an aggregate amount of not less than $175,500,000 to Holdings and (b) the further contribution to Company of such cash contribution proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412 of the Internal Revenue Code); (iii) the failure to make by its due date a required contribution under Section 412(m) of the Internal Revenue Code (or Section 430(j) of the Internal Revenue Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to any Multiemployer Plan; (iv) the filing pursuant to Section 412 of the Internal Revenue Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan or Multiemployer Plan or the termination of any such Pension Plan resulting in liability under Title IV of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 8.

“Excess Proceeds” has the meaning assigned to that term in subsection 2.4B(ii)(b)(2).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Holdings hereunder, (i) Taxes that are imposed on the overall net income (however denominated) and franchise Taxes imposed in lieu thereof by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or incorporated or having its principal office or, in the case of any Lender, maintaining its applicable lending office in, or otherwise doing business in, such jurisdiction (other than a business arising or deemed to arise solely out of any of the transactions contemplated by any Loan Document), (ii) any branch profits Taxes imposed on a recipient by a jurisdiction described in clause (i), and (iii) in the case of a Foreign Lender, any U.S. federal withholding Tax that (x) is imposed on amounts payable to a Foreign Lender (other than an assignee pursuant to a request of Holdings under subsection 2.9) at the time such Lender becomes a party hereto (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Holdings with respect to such withholding tax pursuant to subsection 2.7B or (y) is attributable to such Foreign Lender’s failure to comply with its obligations under subsection 2.7B(iv).

“Existing Indebtedness to Be Repaid” means all Indebtedness listed on Schedule A.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fee Letter” means the fee letter agreement dated April 27, 2007 among Holdings, DB and Deutsche Bank Securities Inc.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“First Lien Administrative Agent” means DB, as administrative agent under the First Lien Credit Agreement, and any successor administrative agent thereunder.

“First Lien Collateral Agent” means DB, as collateral agent under the First Lien Credit Agreement, and any successor collateral agent thereunder.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of the Closing Date by and among Holdings, Company, the lenders party thereto, First Lien Administrative Agent, First Lien Collateral Agent and the other parties thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.1(vii) and any other agreement relating to Refinancing First Lien Indebtedness.

“First Lien Indebtedness” means all Obligations (as that term is defined in the First Lien Credit Agreement) of Company and its Subsidiaries under the First Lien Credit Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Plan” means any employee benefit plan maintained by Holdings or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or the account designated as such in any other written notice delivered by Administrative Agent to Holdings and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at 100 Plaza One, Jersey City, New Jersey 07311, or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Holdings and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iii).

“Guarantors” has the meaning assigned to that term in the Company Credit Agreements.

“Hazardous Materials” means:  (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials that is regulated by or can give rise to liability under any Environmental Law, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” has the meaning assigned to that term in the Company Credit Agreements.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Holdings that (i) contributed 2.5% or less of Consolidated EBITDA of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided that for purposes of subsections 8.6, 8.7 and 8.8 only, in determining whether an Event of Default has occurred with respect to a Material Subsidiary, if all Subsidiaries that are individually “Immaterial Subsidiaries” as to which a condition specified in any such subsection applies have (i) an aggregate contribution to Consolidated EBITDA of Holdings in excess of 10% of Consolidated EBITDA of Holdings for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination or (ii) aggregate consolidated assets representing 10% or more or more of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination, then, in either case, such condition shall be deemed to exist with respect to a Material Subsidiary.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business), (v) Synthetic Lease Obligations, (vi) all reimbursement obligations of such Person under letters of credit, (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all Attributable Indebtedness of such Person, (ix) all obligations of such Person under Hedge Agreements, and (x) any guarantee of such Person in respect of obligations of the kind referred to in clauses (i) through (ix) above.  Any Capital Stock of Holdings or Company constituting Specified Equity shall not be deemed to be Indebtedness.  The amount of any Indebtedness that is only recourse to specific assets of Holdings and/or its Subsidiaries (and not to Holdings or any of its Subsidiary generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Holdings and/or its Subsidiaries to which such Indebtedness has recourse.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any obligation of Holdings hereunder, Taxes other than Excluded Taxes.

“Indemnitees” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, patent applications, trademarks, trademark applications (excluding any intent-to-use trademark applications), trade names, copyrights, copyright applications, technology, software, proprietary know-how and proprietary processes used in the conduct of the business of Holdings and its Subsidiaries.

“Interest Payment Date” means the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Holdings), (ii) any direct or indirect loan, advance (other than loans and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any or its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iii) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements or (iv) any guarantee by Holdings or any of its Subsidiaries of any obligations of any other Person (including obligations of Holdings or any of its Subsidiaries).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investors” means the TA Entities and other investors reasonably satisfactory to Administrative Agent.

“IPO” means the issuance by Holdings of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and, solely in the case of securities, any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the loans made by Lenders to Holdings pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes and the Fee Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) the material impairment of the ability Holdings to perform, or of Administrative Agent to enforce, the Obligations or its rights and remedies under the Loan Documents.

“Material Subsidiary” means any Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Maturity Date” means June 15, 2015.

“Merger” means the merger of Merger Sub with and into Target in accordance with the terms of the Merger Agreement and the Certificate of Merger, with Target being the surviving corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Target, Holdings, Merger Sub, the stockholder representative party thereto and the guarantor party thereto, dated April 27, 2007, as amended through the date hereof.

“Merger Documents” means the Merger Agreement and the Certificate of Merger.

“Merger MAC” means, when used in connection with Company, any change, event, circumstance, condition or effect that (a) is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), business, operations, or results of operations of Company and its Subsidiary, taken as a whole, or (b) impacts Company’s ability to perform its obligations under the Merger Agreement in a timely manner, except to the extent that any such change, event, condition or effect results from (i) actions by Company or its Subsidiary in accordance with the terms of the Merger Agreement or taken at the direction or request of another party to the Merger Agreement; (ii) the announcement, pursuant to the terms of Section 11.2 of the Merger Agreement, of the actual or prospective consummation of the Merger Agreement or the transactions contemplated by the Merger Agreement, including, but not limited to, any employee attrition, impact on revenues and relationship with suppliers and customers; (iii) changes in general economic conditions of the United States or foreign economies, currencies or securities or financial markets; (iv) changes generally affecting the industry in which Company or its Subsidiary operates (except to the extent that such changes have a disproportionate effect on Company or its Subsidiary); (v) acts of God, earthquakes, hostilities, acts of sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of sabotage or terrorism or military actions (except to the extent that such changes, events or conditions have a disproportionate effect on Company or its Subsidiary); or (vi) changes in Applicable Laws (as defined in the Merger Agreement) or accounting rules.

“Merger Sub” means TA Indigo Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdings.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds,” with respect to any Asset Sale, means (A) Net Insurance/Condemnation Proceeds and (B) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) actually received by Holdings or any of its Subsidiaries from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) sale, use or other transactional expenses paid or payable as a result of such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of Holdings, (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such Asset Sale (including reserves for indemnities), (v) payment of unassumed liabilities relating to the assets sold or otherwise disposed of pursuant to such Asset Sale made within 90 days of such Asset Sale, and (vi) attorneys’ fees, accountants’ fees, investment banking fees, and brokerage, consultant and other customary fees actually incurred in connection therewith.  Net Asset Sale Proceeds shall not include any Cash payments held in escrow until such time as such amounts are released from escrow.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds actually received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder in respect of any tangible property or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, including (a) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such loss, taking, condemnation or sale, (b) sales, use or other transactional taxes paid or payable as a result of such loss, taking, condemnation or sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (x) secured by a Lien on the assets in question and (y) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of Holdings, (d) any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such loss, taking, condemnation or sale (including reserves for indemnities), (e) payment of reimbursed liabilities relating to such loss, taking or condemnation and (f) attorneys’ fees, consultant fees and other customary fees actually incurred in connection therewith.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Notes” means any promissory notes of Holdings issued pursuant to subsection 2.1E to evidence the Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means (a) obligations of Holdings from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Holdings under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Holdings under or pursuant to this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to that term in subsection 10.1(G).

“Officer” of any Person means the president, chief executive officer, chief financial officer, treasurer, controller, general partner (if an individual) and managing member (if an individual) of such Person.

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any excise, property or similar taxes, charges, fees, expenses or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and any interest, penalties or additions to tax related thereto.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning assigned to that term in subsection 10.1C(2).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Capital Stock of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

                (i)the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

                (ii)all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

                (iii)any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business, or in a business or in lines of business substantially similar, related or incidental to such business or lines of business, in which Company and/or its Subsidiaries are engaged as of the Closing Date;

                (iv)if the purchase price exceeds $1,000,000, at least 10 Business Days prior to the proposed date of consummation of the transaction, Holdings shall have delivered to Administrative Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition (which, unless Administrative Agent shall otherwise agree, shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect; and

                (v)         except in the case of a Permitted Acquisition for which the purchase price does not exceed $1,000,000, subject to confidentiality arrangements, Holdings shall have delivered to Administrative Agent any information reasonably requested by Administrative Agent (but only to the extent consistent with confidentiality obligations of Holdings and Company).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                (i)   Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                (ii)          statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than 30 days or (b) for amounts that are overdue by more than 30 days and are being contested in good faith by appropriate proceedings, so long as in the case of this clause (b), such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iii)    (a) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money) and (b) pledges and deposits in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (a) of this clause (iii);

(iv)   any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)         licenses, leases or subleases granted to other Persons in the ordinary course of business consistent with past practice and do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(vi)        easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(vii)       any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii)      Liens arising from filing UCC financing statements (and the precautionary grants of security interests) relating solely to leases not prohibited by this Agreement;

(ix)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)          any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)         [Reserved];

(xii)        Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings or any of its Subsidiaries or otherwise binding upon Holdings or any of its Subsidiaries by virtue of its interests in real property subject to such agreements;

(xiii)       bankers’ or brokers’ Liens, rights of set-off and other similar Liens existing solely with respect to Cash and Cash Equivalents or investment property on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case granted in the ordinary course of business in favor of the bank or banks or brokers with which such accounts are maintained, securing amounts owing to such bank or banks or brokers with respect to cash management and operating account arrangements and brokerage or commodities accounts, including those involving pooled accounts and netting arrangements; and

                (xiv)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

“Permitted Holders” means the TA Entities and the Rho Entities.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“PIK Election” has the meaning assigned to that term in subsection 2.2A(ii).

“PIK Interest” has the meaning assigned to that term in subsection 2.2A(ii).

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means the percentage obtained by dividing (x) the Loans of any Lender by (y) the Loans of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in the Register.

“Real Property Asset” means, at any time of determination, any and all right, title and interest (including any fee, leasehold or other estate) then owned, leased, operated or otherwise used by Holdings or any of its Subsidiaries (other than any Foreign Subsidiary) in any real property.

“Refinancing First Lien Indebtedness” has the meaning assigned to that term in subsection 7.1(vii).

“Refinancing Second Lien Indebtedness” has the meaning assigned to that term in subsection 7.1(viii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreements” means the First Lien Credit Agreement and Second Lien Credit Agreement.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requirements of Law” means, collectively, any and all requirements of any Government Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Lenders” means, at any time of determination, Lenders having or holding more than 50% of the Loans.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings now or hereafter outstanding, except a dividend payable solely in shares of stock constituting Specified Equity, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings now or hereafter outstanding, and (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Rho Entities” means, collectively, Rho Capital Partners, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.

“Sale and Leaseback Transaction” has the meaning assigned to that term in subsection 7.13.

“Second Lien Administrative Agent” means DB, as administrative agent under the Second Lien Credit Agreement, and any successor administrative agent thereunder.

“Second Lien Collateral Agent” means DB, as collateral agent under the Second Lien Credit Agreement, and any successor collateral agent thereunder.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, by and among Holdings, Company, the lenders party thereto, Second Lien Administrative Agent and Second Lien Collateral Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time thereafter, and any other agreement relating to permitted Refinancing Second Lien Indebtedness.

“Second Lien Indebtedness” means all Obligations (as that term is defined in the Second Lien Credit Agreement) of Holdings and its Subsidiaries under the Second Lien Credit Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning assigned to that term in subsection 10.19.

“Solvent,” with respect to any Person on a consolidated basis with its Subsidiaries, means that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in subsection 10.1B(iii).

“Specified Equity” means any equity security (i) having no mandatory redemption, repurchase or similar requirements (including at the option of the holders thereof) prior to 91 days after the last stated maturity date of the First Lien Indebtedness, the Loans and the Second Lien Indebtedness (unless such equity security by its terms provides that such equity security shall not be required to be repurchased unless permitted by this Agreement or unless the Loans and the Second Lien Indebtedness, as the case may be, has been repaid in full at least 91 days prior to the date of such required repurchase), and (ii) upon which all dividends or distributions (if any) required to be paid shall, prior to 91 days after the last maturity date of the Loans and the Second Lien Indebtedness, at the option of the issuer, be payable solely in additional shares of such equity security (or other equity securities meeting the conditions specified in clauses (i) and (ii)).

“Specified Equity Amount” means, at any time (the “Reference Time”), an amount equal to:

(a)           the net proceeds from any issuance of Specified Equity by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Time that are contributed to the common equity capital of Company, minus

(b)           the sum, without duplication, of:

(i)           the aggregate amount of Investments made pursuant to subsection 7.3(xi)(b)(y) following the Closing Date and prior to the Reference Time; and

(ii)           the aggregate amount of Consolidated Capital Expenditures made pursuant to the second proviso of subsection 7.7 of the First Lien Credit Agreement following the Closing Date and prior to the Reference Time.

“Specified Representations” means the representations and warranties contained in subsections 5.1A(i), 5.2A, 5.2D, 5.8, 5.9 and 5.19 hereof.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means any Indebtedness of Holdings incurred from time to time and contractually subordinated in right of payment to the Obligations.

“Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TA Entities” means, collectively, TA Associates, its Affiliates (other than its portfolio companies) and any investment funds advised or managed by any of the foregoing.

“Target” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, imposed by any Government Authority including any interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Assets” means the total amount of all assets of Holdings and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP as determined from the most recent balance sheet of Holdings.

“Transaction Costs” means the fees, costs and expenses payable by Holdings and Company (x) on or prior to the Closing Date or (y) to the extent of the types and not in excess of the amounts set forth on Schedule B, within nine months following the Closing Date, in each case, in connection with the transactions contemplated by the Loan Documents, the Related Agreements, the Merger Agreement and the Equity Contributions.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law, including requirements of foreign ownership) is owned by such Person or another Wholly Owned Subsidiary of such Person.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Financial Determinations.

A.           Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Holdings, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Holdings shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended,(i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Holdings shall provide to Administrative Agent and Lenders reconciliation statements between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

B.           [Reserved].

C.           For purposes of subsection 7.1, subsection 7.2 and subsection 7.3, in determining the amount of any Indebtedness, obligation secured by a Lien or Investment, respectively, that is outstanding in any currency other than Dollars, the amount of such Indebtedness, obligation or Investments (and the amount of all other Indebtedness, obligations secured by Liens and Investments) shall be calculated based on the date of incurrence, granting or making thereof, and Holdings and its Subsidiaries shall not be deemed to have violated any covenant set forth in Section 7 solely as a result of currency fluctuations occurring after the date any Indebtedness is incurred, Lien is granted or Investment is made if such action was permitted on the date taken.

1.3	Other Definitional Provisions and Rules of Construction.

A.           Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.           References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.           The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.           Unless otherwise expressly provided herein, references to Organizational Documents, Contractual Obligations (including the Loan Documents) and other agreements shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

E.           When the performance of any covenant (other than covenants measuring financial performance), duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing fees.

F.           Any provision of this Agreement requiring Holdings or any of its Subsidiaries to use “commercially reasonable efforts” (or any substantially similar standard) to achieve an objective shall in no event be construed to require Holdings or any of its Subsidiaries to pay any consent fees or to surrender any material contractual rights to achieve such objective.

Section 2.              AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

A.           Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings herein set forth, each Lender severally agrees to lend to Holdings on the Closing Date an amount equal to its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in subsection 2.5A.  Each Lender’s Commitment shall expire immediately and without further action on the Closing Date at 5:00 p.m. (New York City time) if the Loans are not made on or before that date.  Holdings may make only one borrowing under the Commitments.  Amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

B.           Borrowing Mechanics.  Loans made on the Closing Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount.  Holdings shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the Closing Date.

C.           Disbursement of Funds.  The Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing.  Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the Closing Date, in same day funds in Dollars.  Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 and 4.2, Administrative Agent shall make the proceeds of such Loans available to Holdings on the Closing Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account designated by Holdings in the Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Holdings a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Holdings of and Holdings shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Holdings may have against any Lender as a result of any default by such Lender hereunder.

D.           The Register.  Administrative Agent, acting for these purposes solely as an agent of Holdings (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Holdings and Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender) at its address referred to in subsection 10.8 a copy of each Assignment Agreement delivered to it and accepted by it as provided in subsection 10.1B(ii) and a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Loans of each Lender from time to time (the “Register”).  Holdings, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, notwithstanding notice to the contrary; all amounts owed with respect to any Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.  Each Lender shall record on its internal records the amount of its Loans and each payment in respect hereof, and any such recordation shall be prima facie evidence of the matters recorded, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or any Obligations in respect of any Loans.

E.           Optional Notes.  If so requested by any Lender by written notice to Holdings (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Holdings shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the second Business Day preceding the Closing Date, promptly after Holdings’ receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Loan, substantially in the form of Exhibit V annexed hereto, with appropriate insertions.

2.2	Interest on the Loans.

A.           Rate of Interest.

(i)       Subject to the provisions of subsection 2.7, each Loan shall bear interest at a rate equal to (a) 12.00% per annum, prior to the second anniversary of the Closing Date; and (b) 13.00% per annum thereafter.

(ii)     (a)           Holdings may elect for 0% (the “Cash Election”) or 100% (the “PIK Election”) of the interest in respect of the Loans to be payable in kind, capitalized, compounded and added to the unpaid principal amount of the Loans on the applicable Interest Payment Date (the “PIK Interest”);

(b)        With respect to each Interest Payment Date for each Loan borrowing, Holdings shall notify Administrative Agent of its Election by delivery of an Election Notice to Administrative Agent substantially in the form of Exhibit XV annexed hereto not later than five Business Days prior to the Interest Payment Date preceding the Interest Payment Date for which such Election is made.  If Holdings fails to timely deliver an Election Notice in respect of any Interest Payment Date for the Loan borrowing, it shall be deemed to have elected the PIK Election.  Any Election shall apply to all outstanding Loans.

(c)         Holdings shall be deemed to have elected the PIK Election with respect to the first Interest Payment Date following the Closing Date with respect to all Loan borrowings.

(d)           Amounts representing the PIK Interest shall be treated as Loans for purposes of this Agreement and shall bear interest in accordance with this subsection 2.2. The obligation of Holdings to pay all such PIK Interest so added shall be automatically evidenced by any Notes issued to the Lenders.

B.           [Reserved].

C.           Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.           [Reserved].

E.           Default Rate.  If all or a portion of the principal amount of any Loan or any interest payable thereon or other amounts owing under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal and, to the extent permitted by applicable law, any overdue interest or such other amount, shall bear interest at a rate per annum equal to (x) in the case of overdue principal, the rate that would otherwise be applicable to such Loans pursuant to subsection 2.2A plus 2% or (y) in the case of any overdue interest or such other amount, the rate determined pursuant to clause (x) in each case from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

F.           Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.           Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Holdings with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

Holdings agrees to pay to Administrative Agent and the Arrangers such fees in the amounts and at the times separately agreed upon between Holdings and Administrative Agent and the Arrangers, respectively.

2.4	Prepayments and Offers to Prepay; General Provisions Regarding Payments.

A.           Scheduled Payments of Loans.  The Loans and all other amounts owed hereunder with respect to the Loans shall be paid by Holdings in full no later than the Maturity Date.

B.           Prepayments and Offers to Prepay.

(i)       Voluntary Prepayments.

(a)           Holdings may prepay the Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount at a redemption price as set forth in the table below (expressed as a percentage of the principal amount of Loans to be prepaid) plus any accrued and unpaid interest, to the date of prepayment.

Prepayment Year	Voluntary Prepayment Price

June 15, 2007 through June 14, 2010	106%
June 15, 2010 through June 14, 2011	104%
June 15, 2011 through June 14, 2012	102%
June 15, 2012 and thereafter	100%

(b)           Holdings shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsection 2.4B(i).  All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable (without penalty) and the amounts specified therein shall not be due and payable.  Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans.

(ii)               Mandatory Offers to Prepay.

(a)           Offer to Purchase Upon a Change in Control.  Holdings shall (1) prior to or concurrently with the occurrence of a Change in Control, make an offer to all Lenders to prepay all Loans pursuant to a Change in Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the Change in Control Payment Date, and (2) on the Change in Control Payment Date, prepay all the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change in Control Offer at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the Change in Control Payment Date.

(b)           Offer to Purchase by Application of Excess Proceeds.

(1)           Within 365 days after receipt of any Net Asset Sale Proceeds, Holdings (or the applicable Subsidiary of Holdings, as the case may be) may, at its option, (x) apply such Net Asset Sale Proceeds to prepay any Indebtedness of a Subsidiary of Holdings permitted to be incurred under subsection 7.1, (y) reinvest all or a portion of such remaining Net Asset Sale Proceeds in equipment or other assets used in the business of Holdings and its Subsidiaries or (z) use such Net Asset Sale Proceeds in a combination of prepayment and reinvestment permitted by the foregoing clauses (x) and (y); provided that, if Holdings or such Subsidiary shall have contractually committed to reinvest any Net Asset Sale Proceeds during such 365 day period, Holdings or such Subsidiary shall have until the later of (x) 365 days from the date of receipt of Net Asset Sale Proceeds and (y) 180 days from the date of such contractual commitment, to reinvest such Net Asset Sale Proceeds and Holdings (or the applicable Subsidiary of Holdings) shall make an additional prepayment of Loans, with any Net Asset Sale Proceeds not reinvested as of such date.

(2)           Any Net Asset Sale Proceeds that are not applied or reinvested as provided in paragraph (1) of this subsection 2.4B(ii)(b) shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $1,500,000 the entire unutilized Net Asset Sale Proceeds, and not just the amount in excess of $1,500,000, shall be applied as required pursuant to this paragraph). No later than the fifth Business Day thereafter, Holdings will make an offer to all Lenders to prepay all Loans pursuant to an Asset Sale Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus any accrued and unpaid interest and fees to the Asset Sale Prepayment Date, and (B) on the Asset Sale Prepayment Date, apply any such Excess Proceeds to prepay all the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Asset Sale Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to the Asset Sale Prepayment Date.  If the aggregate principal amount of the Loans tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then the Loans tendered shall be repaid on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.  Notwithstanding the foregoing, in no event shall any Asset Sale Offer be required prior to the Company Loans Discharge.

C.           General Provisions Regarding Payments.

(i)       Manner and Time of Payment.  All payments by Holdings of principal, interest, prepayment premiums, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Holdings on the next succeeding Business Day.  Holdings hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, prepayment premiums, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)     Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid and any prepayment premium thereon, and all such payments shall be applied to the payment of interest before application to principal.

(iii)     Apportionment of Payments.  Aggregate principal and interest and prepayment premium payments (including prepayments) in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent when received by Administrative Agent.

(iv)    Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

D.       Application of Proceeds of Payments After Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, all payments received by Administrative Agent whether from Holdings or otherwise shall be applied by Administrative Agent in full in the following order of priority:

(i)       to the payment of all costs and expenses of such sale, collection or other realization, all other reasonable and documented out-of-pocket expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of Holdings, and to the payment of all reasonable and documented out-of-pocket costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents in its capacity as Administrative Agent, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)       thereafter, pro rata to the payment of all other Obligations; and

(iii)      thereafter, to the payment to or upon the order of Holdings or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A.           Loans.  The proceeds of the Loans shall be applied by Holdings to fund in part the Acquisition Financing Requirements.

B.           Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Subsidiaries in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	[Reserved].

2.7	Increased Costs; Taxes; Capital Adequacy.

A.           Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)          subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender of principal, interest, fees or any other amount payable hereunder or thereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)          imposes, modifies or holds applicable, in the opinion of such Lender, any material reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

(iii)          imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Holdings shall promptly pay to such Lender (without duplication of amounts payable to such Lender under subsection 2.7B), upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.  Holdings shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Holdings of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B.           Taxes.

(i)       Payments To Be Free and Clear.  Except as otherwise required by law, any and all payments by or on account of any obligation of Holdings under this Agreement and any other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)               Grossing-up of Payments.  If Holdings is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Holdings to Administrative Agent or any Lender under any of the Loan Documents:

(a)           Holdings shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Holdings becomes aware of it;

(b)           Holdings shall make such deductions or withholdings and timely pay any such amount deducted to the relevant Government Authority when such amount is due, in accordance with applicable law;

(c)           in the case of any Indemnified Tax or other Tax, the sum payable by Holdings shall be increased to the extent necessary to ensure that, after making the required deductions or withholdings (including deductions applicable to additional sums payable under this subsection 2.7B), Administrative Agent or such Lender, as the case may be, receives on the due date an amount equal to the sum it would have received had no such deduction or withholding been required or made; and

(d)           within 30 days or, if not possible, as soon as reasonably practicable after any payment of any Indemnified Tax or Other Tax, Holdings shall deliver to Administrative Agent the original or a certified copy of an official receipt issued by the relevant Government Authority evidencing such payment or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)               Indemnification by Holdings.  Holdings shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B) payable by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability, including a copy of the receipt or other reasonably satisfactory evidence of its demand, delivered to Holdings by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)               Tax Status of Lenders.  Unless not legally entitled to do so:

(a)           any Foreign Lender that is entitled to an exemption from or reduction of withholding of any Indemnified Tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Holdings (with a copy to Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Holdings or Administrative Agent), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(b)           without limiting the generality of the foregoing, each Foreign Lender shall deliver to Holdings and Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Holdings or Administrative Agent), whichever of the following is applicable:

(1)           properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)           properly completed and duly executed original copies of Internal Revenue Service Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder, within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, of Holdings or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (b) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN, or

(4)           properly completed and duly executed original copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit Holdings and Administrative Agent to determine the withholding or deduction required to be made, if any;

(c)           without limiting the generality of the foregoing, each Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Holdings (in such number of original copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and from time to time thereafter, if reasonably requested by Holdings or Administrative Agent):

(1)           any duly executed and properly completed original copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of this subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of U.S. federal withholding tax, and

(2)           original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such remaining portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax;

(d)           without limiting the generality of the foregoing, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Holdings and Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Holdings and Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of Holdings or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(e)           without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, that such Lender shall promptly (1) deliver to Administrative Agent and Holdings two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Holdings of its inability to deliver any such forms, certificates or other evidence.

(v)               Payment of Other Taxes by Holdings.  Without limiting the other provisions of this subsection 2.7B, Holdings shall timely pay any Other Taxes to the relevant Government Authorities in accordance with applicable law.

C.           Capital Adequacy Adjustment.  If any Lender shall have determined in good faith that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, promptly (but in any case) within 10 Business Days after receipt by Holdings from such Lender of the statement referred to in subsection 2.8A, Holdings shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

2.8	Statement of Lenders; Obligation of Lenders to Mitigate.

A.           Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.7A, 2.7C or 2.8B shall deliver to Holdings (with a copy to Administrative Agent) a written statement setting forth in reasonable detail amounts actually incurred that form the basis of the calculation of such compensation or reimbursement but such Lender shall not be required to disclose any confidential or proprietary information therein, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.           Mitigation.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition or that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced, and (ii) as determined by such Lender in its reasonable discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Holdings agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9	Replacement of a Lender.

If Holdings receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and which receives the consent of Requisite Lenders (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Holdings has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and all other obligations of the Subject Lender hereunder and (ii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Holdings pursuant to subsection 2.8A and/or is unwilling to consent to such amendment, modification or waiver, Holdings may either (x) with the consent of the Requisite Lenders, pay in full all outstanding principal, interest, fees and other amounts owed to any Non-Consenting Lender or (y) require the Subject Lender to assign all of its Loans to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B (in each case, with any such payment or assignment being deemed a voluntary prepayment for purposes of subsection 2.4B(i)); provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, prepayment premiums, fees and other amounts (including all amounts under subsections 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent by Holdings or such assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including the consent of Administrative Agent (not to be unreasonably withheld or delayed) (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Holdings also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans.  A Lender that has assigned its Loans pursuant to this subsection 2.9 shall continue to be entitled to the benefits of subsections 2.7 and 2.8 with respect to the periods during which such Person was a Lender.

Section 3.               [RESERVED]

Section 4.               CONDITIONS TO LOANS

The obligations of Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions.

4.1	Closing Date Conditions.

The obligations of Lenders to make the Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A.           Holdings Documents.  On or before the Closing Date, Holdings deliver to Administrative Agent the following with respect to Holdings each, unless otherwise noted, dated the Closing Date:

(i)                Copies of the Organizational Documents of Holdings, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of Holdings, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, dated a recent date prior to the Closing Date;

(ii)                Resolutions of the Governing Body of Holdings approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)                Signature and incumbency certificates of the Officers of such Person executing the Loan Documents to which it is a party; and

(iv)                Executed Loan Documents to which such Person is to be a party on the Closing Date.

B.           Fees.  Holdings shall have paid to Administrative Agent the fees payable on the Closing Date referred to in subsection 2.3.

C.           Performance of Agreements.  Holdings shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that Holdings shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

D.           Financial Statements; Projections.  Each Arranger and the Lenders shall have received (1) unaudited consolidated balance sheets and related statements of income and cash flows of Target and its Subsidiaries (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements and (y) are subject to normal year-end adjustments) for each Fiscal Quarter of Target ended after December 31, 2006 and at least 45 days prior to the Closing Date; (2) interim consolidated balance sheets and related statements of income and cash flows of Target for each month ended after any Fiscal Quarter ended after December 31, 2006 for which unaudited financial statements are required to be delivered pursuant to clause (1) above and at least 30 days prior to the Closing Date; (3) pro forma consolidated balance sheets and related statements of income of Holdings and its Subsidiaries (including Target) for the Fiscal Year ended 2006 and for any quarters ended thereafter for which unaudited financial statements are required to be delivered pursuant to clause (1) above, in each case prepared as if the transactions contemplated by this Agreement had been consummated on the last day of the respective period (in the case of balance sheets) or on the first day of the respective period (in the case of income statements) covered thereby; and (4) detailed projected consolidated financial statements of Holdings and its Subsidiaries for the eight Fiscal Years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Holdings and its Subsidiaries (and, applicable, of Holdings and its Subsidiaries), after giving effect to the transactions contemplated by this Agreement and the related financing thereof and (y) be prepared and approved by Target.

E.           Opinions of Counsel to Holdings.  Lenders shall have received copies of one or more written opinions of Goodwin Procter LLP, counsel for Holdings, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto (this Agreement constituting a written request by Holdings to such counsel to deliver such opinions to Lenders).

F.           Solvency Certificates.  On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate from the chief financial officer of Holdings or Company dated the Closing Date, substantially in the form of Exhibit XI annexed hereto.

G.           Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it of Company’s insurance.

H.           Equity Contributions and Commitments.  Holdings shall have received directly or indirectly from the Investors the full amount of the Equity Contributions.  The preferred stock certificate of designations substantially in the form of Exhibit XVI annexed hereto shall be in full force and effect and shall not have been amended or otherwise modified.

I.           [Reserved].

J.           Matters Relating to Existing Indebtedness of Holdings and Its Subsidiaries.  On the Closing Date substantially concurrent with the borrowing of the Loans hereunder, Holdings and its Subsidiaries shall have (a) repaid in full all Existing Indebtedness to Be Repaid, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Administrative Agent all documents or instruments reasonably requested by Administrative Agent in order to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder.  The terms and conditions of any Indebtedness remaining outstanding after the Closing Date shall be reasonably satisfactory to Administrative Agent.

K.           Related Agreements and Merger Documents.  Administrative Agent shall have received (or there shall be arrangements satisfactory for Administrative Agent to receive) a fully executed or conformed copy of each Related Agreement and each Merger Document and any documents executed in connection therewith requested by Administrative Agent, and each Related Agreement and Merger Document shall be in full force and effect and no provision thereof shall have been altered, amended or otherwise changed or supplemented or any condition therein waived or consent therein given if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld).

L.           Consummation of Acquisition and Merger.

(i)          Since December 31, 2006, there shall have not occurred any event, condition or circumstance that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Merger MAC;

(ii)          On the Closing Date, the Merger shall have become effective in accordance with the terms of the Merger Agreement, the Certificate of Merger and the laws of the State of Delaware; and

(iii)          Administrative Agent shall have received an Officer’s Certificate of Holdings to the effect set forth in clauses (i) and (ii) above.

M.           First Lien Credit Agreement and Second Lien Credit Agreement.  On the Closing Date, the First Lien Credit Agreement and the Second Lien Credit Agreement shall be fully executed and delivered, and not less than $135,000,000 shall be borrowed under the First Lien Credit Agreement and not less than $65,000,000 shall be borrowed under the Second Lien Credit Agreement, to be applied, along with the proceeds of the Loans hereunder, to fund the Acquisition Financing Requirements.

N.           Patriot Act Compliance.  Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

O.           Margin Regulations.  All extensions of credit pursuant to this Agreement (and all guaranties thereof and security therefor), as well as the other transactions contemplated by this Agreement and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

P.           Ratings.  Holdings shall have used commercially reasonably efforts to obtain from each of S&P and Moody’s monitored public ratings (of any level) for the Loans and the First Lien Indebtedness and Second Lien Indebtedness and Holdings’ and Company’s corporate credit.

4.2	Conditions to All Loans.

The obligation of each Lender to make its Loans on the Closing Date is subject to the following further conditions precedent:

A.           Administrative Agent shall have received before the Closing Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Holdings.

B.           As of the Closing Date, (a) the Specified Representations shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date and (b) the representations made by or with respect to the Target in the Merger Agreement that are material to the interests of the Lenders are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) as of the date of the Merger Agreement (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date) and as of the Closing Date, as though made on and as of the Closing Date.

C.           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

Section 5.               REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, Holdings represents and warrants to each Lender:

5.1	Organization, Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.

A.           Organization, Powers and Corporate Structure.  (i) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Holdings has all requisite power and authority to own and operate their respective properties and to carry on their business as now conducted and as proposed to be conducted, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Holdings has all requisite corporate power and authority to enter into the Loan Documents and the Related Agreements to which they are a party and to carry out the transactions contemplated thereby.  (ii) As of the Closing Date, the corporate organizational structure of Holdings and its Subsidiaries after giving effect to the Merger is set forth on Schedule 5.1.

B.           Qualification and Good Standing.  Holdings and Company are qualified to do business and in good standing in every jurisdiction wherever necessary to carry out their business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.           Conduct of Business.  Holdings and each of its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

D.           Subsidiaries.  All of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv).  The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued and does not constitute Margin Stock.  No material assessment with respect to any Capital Stock owned by Holdings is outstanding that has not been disclosed to Administrative Agent.  Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

5.2	Authorization of Borrowing, Etc.

A.           Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate, partnership or limited liability action on the part of Holdings.

B.           No Conflict.  The execution, delivery and performance by Holdings of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any Contractual Obligations or the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created pursuant to the First Lien Credit Agreement securing First Lien Indebtedness and the Second Lien Credit Agreement securing Second Lien Indebtedness), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in the case of clauses (i) through (iv), to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.           Governmental Consents.  The execution, delivery and performance by Holdings of the Loan Documents and the Related Agreements to which it is party and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any Governmental Authorization, except as have been obtained or where the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

D.           Binding Obligation.  Each of the Loan Documents and the Related Agreements has been duly executed and delivered by Holdings and is the legally valid and binding obligation of Holdings, enforceable against Holdings in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.

Holdings has heretofore delivered to Lenders, at Lenders’ request, (i) the unaudited consolidated balance sheet of Company and its Subsidiaries for the Fiscal Year ended 2006 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries for the Fiscal Quarters ended March 31, June 30, September 30 and December 31, 2006, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for each such Fiscal Quarter, and (iii) the other financial statements and information described in subsection 4.1D.  All such statements consisting of historical financial information were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Except as described on Schedule 5.3, as of the Closing Date, Holdings and its Subsidiaries have no material liabilities or monetary obligations which are not described on the latest of such historical financial statements.

5.4	No Material Adverse Change.

Since the later of December 31, 2006 and the last day of the most recent Fiscal Year for which financial statements have been delivered pursuant to subsection 6.1(iii), no event or change has occurred that has resulted in or would reasonably be expected to result in either in any case or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

A.           Title to Properties; Liens.  Holdings and its Subsidiaries (i) have good, sufficient and legal title to (in the case of fee interests in real property), (ii) have valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) own or have rights in (in the case of all other personal property), all of their respective material properties and assets, except for Permitted Encumbrances or other defects therein which do not have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets useful in business are free and clear of Liens other than Permitted Encumbrances.

B.           Real Property.  As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether Holdings or any of its Subsidiaries is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Except as specified in Schedule 5.5B annexed hereto as of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Holdings nor Company has knowledge of any monetary or material non-monetary default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of Holdings or such Subsidiary, enforceable against Holdings or such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

C.           Intellectual Property.  As of the Closing Date, Holdings and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business as currently conducted, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted in writing and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity of any such Intellectual Property, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Holdings or Company, the use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect

5.6	Litigation; Adverse Facts.

There are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings or Company, threatened against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings or Company, any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

A.           Except as specified in Schedule 5.7A annexed hereto, as of the Closing Date (i) all Tax returns of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes that are due and payable by Holdings and its Subsidiaries have been timely paid, and Holdings and its Subsidiaries have made adequate provisions in accordance with GAAP for taxes not yet due and payable, except for those failures to do any of the foregoing which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) there are no proposed Tax assessments against Holdings or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (iii) Holdings and its Subsidiaries have complied with all their withholding Tax obligations, except for those failures to do so which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

B.           Neither Holdings nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or within the meaning of Section 6111(c) or Section 6111(d) of the Internal Revenue Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8	Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may render all or any portion of the Obligations unenforceable.

5.9	Securities Activities.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.10	Employee Benefit Plans.

A.           Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except in each case for failures which could not reasonably be expected to result in a Material Adverse Effect.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service that the plan is so qualified, and to Holdings’ and Company’s knowledge the plan has not been operated in any way that would result in the plan no longer being so qualified, except in each case where failures could not reasonably be expected to result in a Material Adverse Effect.

B.           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

C.           The accumulated postretirement benefit obligation of health and welfare benefits for retired and former employees of Holdings, its Subsidiaries and any of their ERISA Affiliates, as defined by Statement of Financial Accounting Standards 106, could not reasonably be expected to result in a Material Adverse Effect.

D.           As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to result in a Material Adverse Effect.

E.           As of the Closing Date neither Holdings, its Subsidiaries nor any of their ERISA Affiliates contribute to, or within the past six years has been obligated to contribute to, any Multiemployer Plan.  Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates has any potential liability for withdrawal from a Multiemployer Plan within the meaning of Section 4203 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

F.           Except as could not reasonably be expected to result in a Material Adverse Effect, as of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.11	Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

5.12	Environmental Compliance.

(i)       Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)              Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to result in a Material Adverse Effect;

(iii)              There are and, to Holdings’ or Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)              Neither Holdings nor any of its Subsidiaries nor, to Holdings’ or Company’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating material Hazardous Materials treatment activity at any Facility that would reasonably be expected to result in a Material Adverse Effect; and

(v)              Compliance with all current Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.13	Employee Matters.

There is no strike or work stoppage in existence or, to the knowledge of Holdings or Company, threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.14	Solvency.

Holdings and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations by Holdings on any date on which this representation is made, will be, Solvent.

5.15	[Reserved].

5.16	Disclosure.

No representation or warranty made by Holdings or any of its Subsidiaries in the Confidential Information Memorandum, in any Loan Document or in any other document, certificate or written statement furnished to Lenders by Holdings or any of it Subsidiaries, or on behalf of Holdings or any of its Subsidiaries by any of their agents, for use in connection with the transactions contemplated by this Agreement, when taken as a whole, and excluding any projected financial information or general industry data, contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.17	Related Agreements.

A.           Delivery.  Holdings has delivered to Administrative Agent complete and correct copies of the First Lien Credit Agreement and the Second Lien Credit Agreement, all exhibits and schedules thereto as of the date hereof, and all “Loan Documents” as defined therein.

B.           Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by Holdings in the First Lien Credit Agreement or the Second Lien Credit Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

5.18	Insurance.

Schedule 5.18 sets forth a true, complete and correct description of all insurance maintained by Holdings and its Subsidiaries as of the Closing Date.  All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither Holdings nor any of its Subsidiaries has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement.  Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

5.19	Use of Proceeds.

The proceeds of the Loans shall be applied by Holdings to fund in part the Acquisition Financing Requirements.

Section 6.               HOLDINGS’ AFFIRMATIVE COVENANTS

Holdings covenants and agrees that, until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Holdings will maintain, and will cause its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Holdings will deliver (which delivery, subject to subsection 10.8, may be made electronically) to Administrative Agent (which Administrative Agent shall promptly distribute to the Lenders):

(i)     Events of Default, etc.:  promptly upon any Officer of Holdings or Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings or Company has taken, is taking and proposes to take with respect thereto;

(ii)    Quarterly Financials:  as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings or Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a written analysis or narrative report describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Administrative Agent and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

(iii)    Year-End Financials:  as soon as available but in any event no later than 105 days after the end of such Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Holdings or Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a written analysis or narrative report describing the operations of Holdings and its Subsidiaries in form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)    Compliance Certificate:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, a Compliance Certificate of Holdings stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings or Company has taken, is taking and proposes to take with respect thereto , and a copy of the compliance certificates for such period that are provided to the administrative agents under the First Lien Credit Agreement and the Second Lien Credit Agreement;

(v)     [Reserved].

(vi)    Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Holdings or its Subsidiaries by independent certified public accountants in connection with each material, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

(vii)   SEC Filings and Press Releases:  At any time after consummation of an IPO, promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(viii)  Litigation or Other Proceedings:  promptly upon any Officer of Holdings or Company obtaining knowledge of (1) the institution of, or written threat of, any Proceeding against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed in writing by Holdings to Lenders or (2) any material development in any Proceeding that, in any case:

(x)     if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Holdings and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y)     seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Acquisition, the making of the Loans hereunder, under the First Lien Credit Agreement or Second Lien Credit Agreement, or the transactions contemplated hereby or thereby;

written notice thereof together with such other information as may be reasonably available to Holdings to enable Lenders and their counsel to evaluate such matters;

(ix)     ERISA Events:  Promptly upon (and in no case later than five Business Days after becoming aware of) the occurrence of or forthcoming occurrence of any ERISA Event that, alone, or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(x)      ERISA Notices:  with reasonable promptness, copies of such documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xi)     Financial Plans:  as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year and (b) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(xii)    New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xiii)   Related Agreements:  promptly upon execution and delivery thereof, copies of any material amendment, restatement, supplement or other modification to or waiver of the First Lien Credit Agreement, Second Lien Credit Agreement or collateral documents related thereto, in each case entered into after the date hereof;

(xiv)   Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.16  reasonably requested by Administrative Agent;

(xv)    Other Information:  with reasonable promptness, any information or data (other than borrowing notices or interest rate election notices) provided to or by the administrative agent or any lender under the First Lien Credit Agreement or the Second Lien Credit Agreement and such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent; and

(xvi)  Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds:  at the time of delivery of the financial statements referred to in clauses (ii) and (iii) above, a brief description of any event giving rise to the receipt of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds by Holdings or its Subsidiaries and a statement describing the general proposed application of such proceeds.

6.2	Existence, Etc.

Except as permitted under subsection 7.6, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises to its business; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to preserve any such right or franchise where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3	Payment of Taxes and Claims; Tax.

Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, (a) timely pay all Taxes that have become due and payable; provided that no such Tax need be paid if it is being contested in good faith, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) timely file all of its Tax returns.

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A.           Maintenance of Properties.  Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation events excepted, all properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business.  Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, maintain the registrations and applications for registrations of the Intellectual Property owned by Holdings or its Subsidiaries.

B.           Insurance.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such business interruption, public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry and taking into account, with respect to Real Property Assets, whether such assets are owned or leased.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained replacement value casualty insurance on the assets, properties and businesses of Holdings and its Subsidiaries under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as shall be customary for corporations similarly situated in the industry.

6.5	Inspection Rights; Lender Meeting.

A.           Inspection Rights.  Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent (on behalf of the Lenders) to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours up to one time per year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B.           Lender Meeting.  Holdings will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year by conference call at such time as may be agreed to by Holdings and Administrative Agent (it being understood that, notwithstanding anything to the contrary contained in this Agreement, Holdings shall not be required to reimburse any Lender for its cost of attending any such meeting).

6.6	Compliance with Laws, Etc.

Holdings shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7	Environmental Matters.

A.           Environmental Disclosure.  Holdings will deliver to Administrative Agent and Lenders:

(i)      Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all final environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)     Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Holdings or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) the discovery by Holdings or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

(iii)    Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) any material Release required to be reported to any Government Authority.

(iv)    Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) cause Holdings or any of its Subsidiaries to incur an Environmental Claim that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) cause Holdings or any of its Subsidiaries to be unable to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B.           Holdings’ Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i)       Remedial Actions Relating to Hazardous Materials Activities.  Holdings shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws which violation could reasonably be expected to have a Material Adverse Effect or that presents a risk arising from an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, provided, however, that neither Holdings nor any of its Subsidiaries shall be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

(ii)       Actions with Respect to Environmental Claims and Violations of Environmental Laws.  Holdings shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Holdings or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, provided, however, that neither of Holdings nor any of its Subsidiaries shall be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

6.8	[Reserved].

6.9	[Reserved].

6.10	[Reserved].

6.11	[Reserved].

6.12	Ratings.

Holdings shall use commercially reasonable efforts, and shall cause Company to use commercially reasonable efforts, to cause the Loans under this Agreement and the First Lien Indebtedness and Second Lien Indebtedness and Holdings’ and Company’s corporate credit to continue to be publicly rated by each of Moody’s and S&P (but not to maintain a specific rating).

6.13	Employee Benefits.

Holdings and each of its Subsidiaries shall comply in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and shall furnish to Administrative Agent (x) as soon as possible after, and in any event within five days after any Officer of Holdings or any ERISA Affiliate of Holdings knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings or any of its Subsidiaries or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of an Officer of Holdings or its applicable Subsidiary setting forth details as to such ERISA Event and the action, if any, that Holdings or such Subsidiary proposes to take with respect thereto, and (y) upon request by Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by Holdings or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Pension Plan (or employee benefit plan sponsored or contributed to by Holdings or any of its Subsidiaries) as Administrative Agent shall reasonably request.

Section 7.             HOLDINGS’ NEGATIVE COVENANTS

Holdings covenants and agrees that, until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.

Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)       Holdings and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii)      Company and its Subsidiaries may become and remain liable with respect to Indebtedness including purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and modifications, extensions, renewals, refundings, replacements and extensions of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) in the case of clause (y), such Indebtedness is incurred prior to or within 210 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this subsection 7.1(ii) shall not exceed $9,000,000 at any time outstanding;

(iii)     (A) Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of the Company may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of the Company;

(iv)    Company and its Subsidiaries may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof or in the case of any Indebtedness of a Foreign Subsidiary, any replacement or substitute therefor (without increasing, or shortening the maturity of, the principal amount thereof (except by an amount equal to the accreted value, if applicable, and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension, replacement or substitution and by an amount equal to any existing commitments unutilized) or changing the obligors thereunder), in each case other than Existing Indebtedness to Be Repaid;

(v)     any Person that becomes a Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition and become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof (except by an amount equal to the accreted value, if applicable, and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized) or changing the obligors thereunder); provided that such Indebtedness is not created in anticipation of such acquisition and no more than $9,000,000 of Indebtedness shall have been incurred in reliance on this subsection 7.1(v) since the Closing Date;

(vi)    current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of Company and its Subsidiaries may incur Indebtedness to Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(vii)   Holdings and its Subsidiaries may become and remain liable with respect to the First Lien Indebtedness pursuant to the First Lien Credit Agreement and Indebtedness incurred to refinance, extend, renew, restructure or replace, or in exchange for, such First Lien Indebtedness, in whole or in part (“Refinancing First Lien Indebtedness”), in an aggregate principal amount not to exceed $172,500,000 plus any amounts of accreted or amortized original issue discount or any amounts of interest paid in the form of additional First Lien Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any First Lien Indebtedness or Refinancing First Lien Indebtedness being refinanced, extended, renewed, restructured or exchanged; provided that the maximum amount of any First Lien Indebtedness permitted by this clause (vii) shall be reduced on a dollar for dollar basis by the aggregate amount of the principal of term loans prepaid thereunder pursuant to subsection 2.4B(iii) of the First Lien Credit Agreement and scheduled amortization of term loans under the First Lien Credit Agreement (other than in connection with a refinancing of First Lien Indebtedness permitted under this clause (vii));

(viii)  Holdings and its Subsidiaries may become and remain liable with respect to the Second Lien Indebtedness pursuant to the Second Lien Credit Agreement and, Indebtedness incurred to refinance, extend, renew, restructure or replace, or in exchange for, such Second Lien Indebtedness, in whole or in part (“Refinancing Second Lien Indebtedness”), in an aggregate principal amount not to exceed $65,000,000 plus any amounts of accreted or amortized original issue discount or any amounts of interest paid in the form of additional Second Lien Indebtedness and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any Second Lien Indebtedness or Refinancing Second Lien Indebtedness being refinanced, extended, renewed, restructured or exchanged; provided that the maximum amount of any Second Lien Indebtedness permitted by this clause (viii) shall be reduced on a dollar for dollar basis by the aggregate amount of the principal of term loans prepaid thereunder pursuant to subsection 2.4B(iii) of the Second Lien Credit Agreement (other than in connection with a refinancing of Second Lien Indebtedness permitted under this clause (viii));

(ix)     Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $12,000,000 at any time outstanding;

(x)      Company and its Subsidiaries may become and remain liable with respect to (x) Indebtedness, in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and (y) letters of credit supporting obligations described in subclause (ix);

(xi)     Holdings and its Subsidiaries may become and remain liable with respect to Indebtedness under Hedge Agreements required under subsections 6.10 of the Company Credit Agreements (or any similar subsections thereof) or otherwise entered into in the ordinary course of business and not for speculative purposes;

(xii)    Company and its Subsidiaries may become and remain liable with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(xiii)   (x) Company and its Subsidiaries may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of Holdings or its Subsidiaries permitted by subsection 7.1; and

(xiv)   Company and its Subsidiaries may become and remain liable for Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business.

Notwithstanding anything in the foregoing to the contrary, any and all Indebtedness incurred by Holdings shall be subordinated to the Loans on terms and conditions satisfactory to the Required Lenders, other than (i) obligations of Holdings under the Loans, the First Lien Indebtedness and the Second Lien Indebtedness and (ii) amounts incurred by Company or any of its Subsidiaries and guaranteed by Holdings, in each case as permitted above.

7.2	Liens and Related Matters.

A.       Prohibition on Liens.  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)        Permitted Encumbrances;

(ii)       Liens securing Indebtedness permitted pursuant to subsection 7.1(ii); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iii)      Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company or that are acquired by Company or any of its Subsidiaries after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens (x) exist at the time such Person becomes a Subsidiary or at the time such assets are acquired, (y) attach only to specific assets acquired in such Permitted Acquisition (and the proceeds or products thereof) and (z) were not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $3,000,000 at any time;

(iv)      Liens described in Schedule 7.2 annexed hereto and extensions, renewals and replacements thereof;

(v)       Liens securing the First Lien Indebtedness and Refinancing First Lien Indebtedness permitted under subsection 7.1(vii); and Liens securing the Second Lien Indebtedness and Refinancing Second Lien Indebtedness permitted under subsection 7.1(viii);

(vi)      other Liens securing obligations in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(vii)     Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under subsection 7.1;

(viii)    Liens in favor of Company or any of its Subsidiaries securing Indebtedness permitted under subsection 7.1(iii);

(ix)      Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;

(x)       Liens incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets, which Liens or in the favor of the seller or shipper of such goods or assets and only attach to such goods or assets (or the proceeds thereof); and

(xi)      Liens (A) (x) on advances of Cash and Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to section 7.3 to be applied against the purchase price for such Investment and (y) consisting of an agreement to dispose of any property in an asset sale or disposition permitted under section 7.3 and (B) consisting of earnest money deposits of Cash and Cash Equivalents made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to section 7.3.

B.        [Reserved].

C.        No Restrictions on Subsidiary Distributions to Holdings or Subsidiaries.  Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its Subsidiaries, (iii) make loans or advances to Holdings or any of its Subsidiaries, or (iv) transfer any of its property or assets to Holdings or any of its Subsidiaries, except (a) as provided in this Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement, and any Refinancing First Lien Indebtedness and any Refinancing Second Lien Indebtedness to the extent permitted by subsections 7.1(vii) and (viii), respectively, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) encumbrances or restrictions existing under or by reason of agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Holdings, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Holdings, (d) encumbrances or restrictions existing under or by reason of agreements that are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such Joint Venture, (e) encumbrances or restrictions existing under or by reason of agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (f) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (g) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business, (h) as to Foreign Subsidiaries, restrictions which do not have a material adverse effect on the ability of Holdings to repay the Obligations when due and which are contained in the Organizational Documents of any such Foreign Subsidiary (but only to the extent required by Requirements of Law) or in agreements relating to Indebtedness permitted under clauses (iv) and (vi) of subsection 7.1 and (i) encumbrances or restrictions existing under or by reason of any agreements governing any purchase money Liens or obligations under Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capital Leases provided by a Person (or its Affiliates) may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capital Leases provided by such Person (or its Affiliates)).

7.3	Investments; Acquisitions.

Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of, any Person, or any division or line of business of any Person except:

(i)        Holdings and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)       any Subsidiary of Holdings may make and own Investments in Company and in other Subsidiaries of Holdings;

(iii)      Holdings and its Subsidiaries may make intercompany loans, guarantees and advances to the extent permitted under subsection 7.1;

(iv)      Holdings and its Subsidiaries may consummate the Merger and make related Investments in accordance with the terms and conditions of the Merger Agreement;

(v)       Company and its Subsidiaries may make Consolidated Capital Expenditures not prohibited by the First Lien Credit Agreement;

(vi)      Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof;

(vii)     Company and its Subsidiaries may make Permitted Acquisitions; provided that no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto;

(viii)    Company and its Subsidiaries may make Investments consistent with past practice for the purposes of reimbursing payroll, rent, insurance and other ordinary course operating expenses of current and future Foreign Subsidiaries that do not conduct, transact or otherwise engage in any business or operations other than the provision of services to or on behalf of Company and its Subsidiaries;

(ix)      Holdings and Company may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of its Capital Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(x)       Company and its Subsidiaries may receive and hold promissory notes and other noncash consideration received in connection with any Asset Sale permitted by subsection 7.6;

(xi)      Company and its Subsidiaries (a) may make and own other Investments through the issuance of Specified Equity and (b) may make and own other Investments in an aggregate amount not to exceed at any time (x) $6,000,000 plus (y) the Specified Equity Amount;

(xii)     Company and its Subsidiaries may make and own Investments in connection with the workout, bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xiii)    Company and its Subsidiaries may make and own Investments consisting of lease, utility and other deposits or advances in the ordinary course of business;

(xiv)    Company and its Subsidiaries may make and own Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xv)     Holdings and its Subsidiaries may enter into Hedge Agreements as permitted under subsection 7.1(xi);

(xvi)    Company and its Subsidiaries may make and own Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(xvii)   Holdings and its Subsidiaries may make and own Investments consisting of advances of payroll payments to employees in the ordinary course of business; and

(xviii)  Company and its Subsidiaries may make advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the ordinary course of business of Company or such Subsidiary.

7.4	Restricted Junior Payments.

Holdings shall not directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (in the case of clauses (i), (iii), (vi) and (vii) below so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom):

(i)        Holdings may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time;

(ii)       Holdings may make Restricted Junior Payments in an aggregate amount not in excess of $2,500,000 in any Fiscal Year (i) to fund any redemption or repurchase of Capital Stock that is required pursuant to the terms of any “qualified stock bonus plan” under Section 401(a) of the Internal Revenue Code that complies in all material respects with the applicable provisions of Sections 404, 409 and 415 of the Internal Revenue Code and (ii) to repurchase the Capital Stock of Holdings from directors, employees or members of management of Holdings or any Subsidiary (or their estate, family members, spouse and/or former spouse);

(iii)      Holdings may make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in-substance or legal defeasance), create a sinking fund or make a similar payment with respect to, Subordinated Indebtedness of Holdings may with the proceeds of any refinancing Indebtedness of Company and its Subsidiaries permitted by subsection 7.1 so long as such refinancing Indebtedness is Subordinated Indebtedness of Holdings may and subordinated to at least the same extent as the Subordinated Indebtedness being refinanced;

(iv)     Holdings may declare and make dividend payments or other distributions payable solely in Specified Equity of such Person;

(v)       Holdings may make Restricted Junior Payments consisting of repurchases of Capital Stock of Holdings deemed to occur upon the non-cash exercise of stock options and warrants;

(vi)      Holdings may make Restricted Junior Payments after the Closing Date equal to 50% of the Consolidated Net Income of Holdings and its Subsidiaries for the period (taken as one accounting period) commencing with the Fiscal Quarter ending September 30, 2007 and ending on the date of Holdings’ most recently ended Fiscal Quarter for which financial statements required to be delivered pursuant to subsections 6.1(ii) or (iii) are available at the time of such Restricted Junior Payment; provided that the aggregate amount of such Restricted Junior Payments for any such Fiscal Year shall not exceed $2,400,000; and

(vii)     Holdings may make other Restricted Junior Payments after the Closing Date equal to $9,000,000.

7.5	[Reserved].

7.6	Restriction on Fundamental Changes; Asset Sales.

Holdings shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary of Holdings, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)        any Subsidiary of Holdings may be merged with or into Holdings or any Subsidiary of Holdings, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any Subsidiary of Holdings;

(ii)       Company and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;

(iii)      Company and its Subsidiaries may dispose of obsolete, worn out or surplus assets or of assets no longer used or useful in the conduct of the business of Company and its Subsidiaries, in each case, in the ordinary course of business or may otherwise sell, lease, transfer or otherwise dispose or exchange assets to the extent not constituting Asset Sales;

(iv)      Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $1,800,000; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof determined in good faith by the board of director of Company (or any Officer of Company delegated authority to make such determinations by such board of directors) and (b) the consideration received shall be at least 75% cash; provided that for purposes of this subclause (b) any Designated Noncash Consideration in an amount not to exceed $500,000 (provided that for purposes of this proviso any Designated Noncash Consideration which has subsequently been sold for, or otherwise converted to cash, shall not be counted against such limitation to the extent of the cash received) shall be deemed to be cash;

(v)       in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise or sell for less than the face value thereof, notes or accounts receivable;

(vi)      Company or any of its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(vii)    the Merger may occur in accordance with the terms and conditions of the Merger Agreement;

(viii)   any Person may be merged with or into Company or any of its Subsidiaries if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)      any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary of Company;

(x)       Company or any of its Subsidiaries may lease, sublease, license or sublicense property (and surrender and terminate leases and other occupancy agreements) in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries;

(xi)      Company or any of its Subsidiaries may abandon Intellectual Property which, in the reasonable good faith determination of Company or such  Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of Company or such Subsidiary;

(xii)     Company or any of its Subsidiaries may dispose of any asset subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding; provided that the Net Insurance/Condemnation Proceeds received by Company or such Subsidiary shall be applied as required by subsection 2.4(B)(ii)(b);

(xiii)    Company or any of its Subsidiaries may dispose of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements;

(xiv)    Company or any of its Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; and

(xv)     Holdings, Company and its Subsidiaries may make Investments permitted by subsection 7.3, incur Liens permitted by subsection 7.2 and make Restricted Junior Payments permitted by subsection 7.4.

7.7	[Reserved].

7.8	Transactions with Shareholders and Affiliates.

Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction among Holdings and its Subsidiaries or among its Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Holdings and its Subsidiaries, (iii) Restricted Junior Payments permitted by subsection 7.4, (iv) employment and severance arrangements between Holdings and its Subsidiaries and their respective officers and employees in the ordinary course of business, (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Holdings and its Subsidiaries in the ordinary course of business, (vi) the payment of fees, expenses, indemnities or other payments pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of Holdings or Company (or similar governing body)), (vii) loans and advances to employees for entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (viii) the existence of, or the performance by Holdings or any of its Subsidiaries of its obligations under the terms of, the Merger Documents, (ix) the transactions contemplated by the Merger Documents (including payment of the Transaction Costs), (x) entering into the tax sharing agreements or arrangements approved by the board of directors of Holdings or Company (or similar governing body) and the payment of all fees and expenses related thereto, and (xi) any contribution to the capital of Holdings or Company.

7.9	Conduct of Business.

From and after the Closing Date, Holdings shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Subsidiaries on the Closing Date and any business or line of businesses substantially similar, related or incidental thereto.

7.10	Amendments or Waivers of Certain Agreements.

A.           Amendments or Waivers of Certain Agreements.  Neither Holdings nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Organizational Document, any Merger Document or any agreement evidencing or governing any Subordinated Indebtedness after the Closing Date if such amendment or waiver is adverse to the interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

B.           [Reserved].

C.           [Reserved].

7.11	Fiscal Year.

Holdings shall not change its Fiscal Year-end from December 31.

7.12	Ownership of Subsidiaries.

Holdings shall not permit, and shall not permit any of its Subsidiaries to permit, any Domestic Subsidiary to be a non-Wholly Owned Subsidiary, except as a result of or in connection with a dissolution, liquidation, merger, consolidation or disposition of a Subsidiary permitted by subsection 7.6 or an Investment in any Person permitted under subsection 7.3

7.13	Sale and Leaseback Transactions.

Holdings shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by subsection 7.6 and (ii) any Liens arising in connection with its use of such property are permitted by subsection 7.2.

Section 8.              EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

Failure by Holdings to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Holdings to pay any interest on any Loan, prepayment premium on any Loan or any fee or any other amount due under this Agreement within five Business Days after the date due; or

8.2	Default in Other Agreements.

(i)       Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or amounts due in respect of the early termination of Hedge Agreements in an individual principal amount of $4,200,000 or more or with an aggregate principal amount of $4,200,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)      Breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate amounts referred to in clause (i) above, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(iii)     Notwithstanding the foregoing, in the case of a failure described in clause (i) above or a breach or default described in clause (ii) above, such failure, breach or default shall constitute an Event of Default under this subsection 8.2 only if (a) such failure relates to the failure to pay principal at final maturity of such Indebtedness or (b) such breach or default has resulted in the holders of such Indebtedness having caused such Indebtedness to become due prior to its stated maturity as a result of such breach or default; provided that if such breach or default is under First Lien Indebtedness, such breach or default shall not constitute an Event of Default if it is solely pursuant to subsection 8.11 (or a comparable provision governing Change in Control) of the First Lien Credit Agreement as in effect on the date hereof.

8.3	Breach of Certain Covenants.

Failure of Holdings or Company (in the case of subsection 6.2 solely with respect to Holdings, Company or any Material Subsidiary) to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) or 6.2 (in the case of subsection 6.2 solely with respect to Holdings, Company or any Material Subsidiary) or Section 7 of this Agreement; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Holdings shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Holdings of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)      A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)     An involuntary case shall be commenced against Holdings, Company or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i)       Holdings, Company or any of their Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of their Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)      Holdings, Company or any of their Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of their Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any final non-appealable money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $4,200,000 or (ii) in the aggregate at any time an amount in excess of $4,200,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage, shall be entered or filed against Holdings, Company or any of their Material Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of their Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate could reasonably be expected to result in a liability of Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $4,200,000 during the term of this Agreement; or there shall exist, as of any valuation date for a Pension Plan, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans which could reasonably be expected to result in a Material Adverse Effect, and there has been a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any such Pension Plan; or

8.11	[Reserved].

8.12	Invalidity of Loan Documents; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (ii) Holdings shall contest the validity or enforceability of any Loan Document or any provision thereof, in writing or deny in writing that it has any further liability, under any Loan Document or any provision thereof to which it is a party; or

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Holdings, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Holdings, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Holdings, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable.

Section 9.	ADMINISTRATIVE AGENT

9.1	Appointment.

A.           Appointment of Administrative Agent.  DB is hereby appointed Administrative Agent hereunder and under the other Loan Documents and DB hereby accepts such appointment.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  DB agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agent and Lenders and Holdings shall not have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion.  Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”).  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B.           [Reserved].

C.           [Reserved].

9.2	Powers and Duties; General Immunity.

A.           Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Holdings; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Holdings to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Holdings or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C.           Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction).  Agent shall be entitled to refrain from any discretionary act or the taking of any discretionary action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any discretionary power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.           Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Holdings (and without limiting Holdings’ obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or such other Person in exercising the powers, rights and remedies of Agent or performing duties of Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Agent resulting solely from Agent’s gross negligence, willful misconduct or breach of obligations as determined by a final non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agent; Successor Administrative Agent.

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Holdings.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon ten Business Days’ notice to Holdings, to appoint a successor Agent; provided that in the case of a successor Administrative Agent, Holdings shall have consented thereto (which consent shall not be required if an Event of Default has occurred and is continuing).  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, the retiring Agent may, on behalf of Lenders, appoint a successor Agent.  If such Agent shall notify Lenders and Holdings that no Person has accepted such appointment as successor Agent, such resignation shall nonetheless become effective in accordance with such Agent’s notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Agent in accordance with this subsection 9.5.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.6	[Reserved].

9.7	Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Holdings) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)      to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their agents and counsel and all other amounts due Lenders and Agent under subsections 2.3, 10.2 and 10.3) allowed in such judicial proceeding, and

(ii)     to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under subsections 2.3, 10.2 and 10.3.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.           MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans.

A.           General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Holdings’ rights nor obligations hereunder nor any interest therein may be assigned or delegated by Holdings without the prior written consent of all Lenders (and any attempted assignment or transfer by Holdings without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.           Assignments.

(i)       Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of Loans of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 (aggregating concurrent assignments to or by two or more Affiliated Funds for the purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Holdings otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to or by two or more Affiliated Funds), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent and (2) if no Event of Default (relating to any Event of Default described in subsection 8.1, 8.6 or 8.7) has occurred and is continuing, Holdings, shall have consented (which consents shall not be unreasonably withheld) or denied consent thereto, which consent or denial shall be made by Holdings promptly (and in any case within five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent)); provided that no consent of Holdings shall be required (I) in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (II) in connection with any assignment relating to the primary allocation or syndication of the Loans by DB to Persons that are either organized under the laws of the United States or are qualified to do business in one or more states of the United States so long as such assignment is made in consultation with Holdings; provided, further, that no consent of Administrative Agent shall be required in the case of any assignment of Loans to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto.  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto, with appropriate insertions, to reflect the amounts of the Loans of the assignee and/or the assigning Lender.  Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)               Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income Tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Holdings have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this clause (ii).  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii)               Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Holdings, the option to provide to Holdings all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Holdings pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Nothing in this clause (iv) shall relieve the Granting Lender from its obligations under the Loan Documents except to the extent any such obligation is fully performed by the SPC.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iii), any SPC may (i) with notice to, but without the prior written consent of, Holdings and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Holdings and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  Holdings agrees that each SPC shall be entitled to the benefits of subsection 2.7 (subject to the requirements and limitations of that subsection) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this subsection 10.1B.  A SPC shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the interest granted to such SPC unless the grant of the interest to such SPC is made with Holdings’ prior written consent.  This subsection 10.1B(iii) may not be amended without the written consent of the SPC.

C.           Participations.

(1)           Any Lender may, without the consent of, or notice to, Holdings or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Holdings or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Holdings agrees that each Participant shall be entitled to the benefits of subsections 2.7 (subject to the requirements and limitations of those subsections treating such Participant as if it were a Lender for such purposes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled to receive any greater payment under subsections 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Holdings’ prior written consent.

(2)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Holdings, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.  Any such Participant Register shall be available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

D.           Pledges and Assignments.  Any Lender may, without the consent of Company or Administrative Agent, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank and, in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.           Information.  Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.           Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

G.           Ineligible Assignees.  Notwithstanding the foregoing or any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Holdings agrees to pay promptly:  (i) all reasonable costs and expenses of Administrative Agent, including reasonable outside attorney’s fees in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for Holdings (including any opinions reasonably requested by Agent or Lenders as to any legal matters arising hereunder) and of Holdings’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of outside counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Holdings; (iv) all other reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans; (v) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of outside accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts during the continuance of any Event of Default to evaluate or assess Holdings, its business or financial condition; and (vi) all costs and expenses, including outside attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders (including the reasonable fees and disbursements of one law firm for Administrative Agent and Lenders, collectively, unless more than one counsel is required due to actual or potential conflicts of interest in the reasonable judgment of such persons, plus any local counsel or foreign counsel) in enforcing any Obligations of or in collecting any payments due from Holdings hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Holdings agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agent and Lenders and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agent and Lenders (collectively, the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Holdings shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, willful misconduct or breach of obligations of that Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of one law firm for the Lenders, unless more than one counsel is required due to actual or potential conflicts of interest in the reasonable judgment of an Indemnitee, plus any local counsel or foreign counsel) for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents), (ii) the representations of Holdings contained in the commitment letter delivered by any Lender to Holdings with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries; provided, however, that “Indemnified Liabilities” shall exclude Excluded Taxes payable with respect to any Tax claim under subsection 2.7 and shall be without duplication of amounts payable under subsection 2.7.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Holdings shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Holdings at any time or from time to time, without notice to Holdings or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Holdings against and on account of the Obligations of Holdings to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Holdings or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest, and (b) the foregoing provisions shall not apply to (1) any payment made by Holdings pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Holdings expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

A.           No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Holdings therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)           each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, (3) postpone the date on which any interest or any fees are payable or (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder, or change in any manner provisions herein relating to whether the interest rate borne by any Loan is payable in cash or in kind; or

(b)           each Lender adversely affected thereby, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Loans approved by the Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, or (3) change in any manner or waive the provisions contained in subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.

B.           In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of such Agent, and (iii) that increases the amount of Loans of a Lender shall be effective without the consent of such Lender.

C.           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, Administrative Agent and Holdings (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

D.           Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Holdings in any case shall entitle Holdings to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Holdings, on Holdings.

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Holdings, Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1.  Administrative Agent or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Holdings hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Holdings, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Loan Documents, or to the Lenders under subsection 6.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Notice of Borrowing or a Notice of Prepayment, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Potential Event of Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to patricia.mcgowan@db.com (or at such other electronic mail address as directed by Administrative Agent).  In addition, Holdings agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent.

Holdings further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in “PDF” format by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Holdings, Agent and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9	Survival of Representations, Warranties and Agreements.

A.           All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans.

B.           Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings set forth in subsections 2.7, 10.2, 10.3, 10.4, 10.15, 10.16, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.15, 10.16 and 10.18 shall survive the payment of the Loans, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Holdings or any other party or against or in payment of any or all of the Obligations.  To the extent that Holdings makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Holdings, as a partnership, an association, a Joint Venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Holdings shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	[Reserved].

10.15	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, HOLDINGS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)      ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)    AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO HOLDINGS AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)    AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER HOLDINGS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)     AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST HOLDINGS IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)    AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/HOLDINGS RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement or any other Loan Documents in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Holdings that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors in connection with the transactions hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee pursuant to subsection 10.1D or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Holdings, (g) with the consent of Holdings, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or any of its Subsidiaries, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding Holdings and the Loans is solely for purposes of evaluating an investment in such Securitization (as defined below), or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization (as defined below) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Holdings of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.  In addition, (i) Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement in customary marketing materials and to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and (ii) Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense in the case of each of clauses (i) and (ii) including information such as the identity and titles of the parties hereto, the types and amounts of the facilities provided herein and other general information relating hereto, but not the express terms and conditions of the covenants and other agreements contained herein.  For purposes hereof, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Loan Documents.

10.20	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.21	USA Patriot Act.

Each Lender hereby notifies Holdings that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, which information includes the name and address of Holdings and other information that will allow such Lender to identify Holdings in accordance with the Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: TA INDIGO HOLDING CORPORATION

By:	/s/ Harry D. Taylor
Name: Harry D. Taylor Title: Senior Vice President

Notice Address:

TA Indigo Holding Corporation c/o TA Associates John Hancock Tower 200 Clarendon Street Boston, MA 02116 Attention: Harry Taylor Telephone: (617) 574-6767 Facsimile: (617) 574-6728

and

TA Indigo Holding Corporation c/o Rho Capital Partners Carnegie Hall Tower 152 West 57th Street New York, NY 10019 Attention: Skip Besthoff Telephone: (212) 784-8863 Facsimile: (212) 751-5613

with a copy to:

Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Attention: Edward Matson Sibble, Esq. Telephone: (617) 570-1000 Facsimile: (617) 523-1231

Holdings Credit Agreement

AGENTS: DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Administrative Agent and Syndication Agent

By:	/s/ Paul O’Leary
Name: Paul O’Leary Title: Vice President

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington Title: Director

Notice Address for Administrative Agent (to be used for all notices other than notices from Holdings pursuant to Sections 2 and 3):

60 Wall Street M.S. NYC60-0208 New York, NY 10005 Attention: Paul O’Leary Telephone: (212) 250-6133 Facsimile: (212) 797-5690

Notice Address for Administrative Agent (to be used solely for notices from Holdings pursuant to Section 2):

100 Plaza One Jersey City, NJ 07311 Attention: Jim Cullen, Deal Administration Telephone: (201) 593-2180 Facsimile: (201) 593-2308

Holdings Credit Agreement

LENDERS: DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Paul O’Leary
Name: Paul O’Leary Title: Vice President

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington Title: Director

Notice Address:

100 Plaza One Jersey City, NJ 07311 Attention: Jim Cullen, Deal Administration Telephone: (201) 593-2180 Facsimile: (201) 593-2308

Holdings Credit Agreement

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

DATED:  ____________

Pursuant to that certain Holdings Credit Agreement dated as of June [   ], 2007, as amended, supplemented or otherwise modified through the date hereof (said Holdings Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TA Indigo Holding Corporation, a Delaware corporation (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as administrative agent and syndication agent for Lenders, this represents Holdings’ request to borrow as follows:

1.           Date of borrowing:  _______________, ____

2.           Amount of borrowing:  $___________________

3.           Lender(s): Lenders, in accordance with their applicable Pro Rata Shares

4.           Type of Loans: Term Loans

The proceeds of such Loans are to be deposited in Holdings’ account at _________________.

The undersigned officer, to the best of his or her knowledge, certifies on behalf of Holdings that:

                (i)The [Specified Representations]1 [representations and warranties] contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

[1]	This language should be selected only in connection with the borrowing on the Closing Date.

I-1
Notice of Borrowing

                (ii)[the representations made by or with respect to the Target in the Merger Agreement that are material to the interests of the Lenders are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) as of the date of the Merger Agreement (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date) and as of the Closing Date, as though made on and as of the Closing Date] 2; and

                (iii)No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:] [3]

[2]	This language should be selected only in connection with the borrowing on the Closing Date.

[3]	To be executed by TA Indigo Holding Corporation with respect to Borrowings on the Closing Date.

I-2
Notice of Borrowing

EXHIBIT IV

[FORM OF] NOTICE OF PREPAYMENT

DATED:  ____________

Pursuant to that certain Holdings Credit Agreement dated as of June [  ], 2007, as amended, supplemented or otherwise modified to the date hereof (said Holdings Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TA Indigo Holding Corporation, a Delaware corporation (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as administrative agent and syndication agent for Lenders, this represents Holdings’ notice of prepayment as follows:

1.	Date of Notice: ________________, ________

2.	Type of Prepayment:

[ ] a.	Voluntary prepayment of Term Loans

[ ] b.	Mandatory prepayment of Term Loans (specify the circumstance requiring said prepayment and/or reduction by checking the appropriate box below):

[ ] i.	Offer to purchase upon a Change of Control

[ ] ii.	Receipt of Net Asset Sale Proceeds that will not be reinvested

3.	If applicable, specify desired application of voluntary prepayment:[1]

[1]	Irrespective of any application specified by Holdings, voluntary prepayments shall first be applied as specified in subsection 2.4C(iii)(a) of the Credit Agreement.

IV-1
Notice of Prepayment

4.	Attached hereto is (if applicable) a calculation of the amount of the applicable Net Asset Sale Proceeds that gave rise to a mandatory prepayment.

IN WITNESS WHEREOF, the undersigned authorized officer of Holdings has executed this notice as of the date set forth above.

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

IV-2
Notice of Prepayment

EXHIBIT V

[FORM OF] NOTE

TA INDIGO HOLDING CORPORATION

$_____________________[1]	______________________[2]
[________], 2007

FOR VALUE RECEIVED, TA INDIGO HOLDING CORPORATION, a Delaware corporation (“Holdings”), promises to pay to __________________3 (“Payee”) or its registered assigns the principal amount of _________________4 ($[________________________]).  The principal amount of this Note shall be payable on the dates and in the amounts specified in the below referenced Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Holdings also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Holdings Credit Agreement dated as of June [  ], 2007 by and among Holdings, the financial institutions listed therein as Lenders, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as Administrative Agent and Syndication Agent (said Holdings Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Holdings’ “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Holdings and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Holdings hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert amount of Lender’s Term Loan in numbers.

[2]	Insert place of delivery of Note.

[3]	Insert Lender’s name in capital letters.

[4]	Insert amount of Lender’s Term Loan in words.

Term Note

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Holdings as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF HOLDINGS AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.  THIS NOTE INCORPORATES BY REFERENCE, AND HOLDINGS AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Holdings, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Holdings promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  [Holdings and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice,] and hereby waive diligence, presentment, protest, demand and [notice of every kind and,] to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Term Note

IN WITNESS WHEREOF, Holdings has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

Term Note

EXHIBIT VIII

[FORM OF] COMPLIANCE CERTIFICATE
DATED:  ____________

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)           We are the duly elected [Title] and [Title] of TA Indigo Holding Corporation, a Delaware corporation (“Holdings”);

(2)           We have reviewed the terms of that certain Holdings Credit Agreement dated as of June [  ], 2007 as amended, supplemented or otherwise modified to the date hereof (said Holdings Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Holdings, the financial institutions listed therein as Lenders, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as Administrative Agent and Syndication Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3)           The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Holdings has taken, is taking, or proposes to take with respect to each such condition or event:  ___________________________________________].

VIII-1
Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered on the date as first written above, pursuant to subsection 6.1(iv) of the Credit Agreement.

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

VIII-2
Compliance Certificate

EXHIBIT IX

FORM OF OPINION OF HOLDINGS COUNSEL

IX-1
Opinion of Company Cousel

EXHIBIT X

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AND ASSUMPTION

DATED:  ____________

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignment Agreement

1.	Assignee[s]:	________________________________
________________________________

2.	Assignee[s]:	________________________________
________________________________
[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower(s):	________________________________

4.	Administrative Agent: Deutsche Bank Trust Company Americas, as the administrative agent under the Credit Agreement

5.
Credit Agreement:  The Holdings Credit Agreement dated as of June [ ], 2007, among TA Indigo Holding Corporation, a Delaware corporation, the Lenders parties thereto, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as Administrative Agent and Syndication Agent

Assignment Agreement

6.	Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ________________________________][9]

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[10]	Add additional signature blocks as needed.

[11]	Add additional signature blocks as needed.

Assignment Agreement

Consented to and Accepted:

DEUTSCHE BANK TRUST COMPANY
  AMERICAS, as Administrative Agent

By: __________________________________________
       Title:

By: __________________________________________
       Title:

[Consented to:]12

[NAME OF RELEVANT PARTY]

By: __________________________________________
       Title:

[12]	To be added only if the consent of Holdings and/or other parties is required by the terms of the Credit Agreement. Add additional signature blocks as needed.

Assignment Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor[s].  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement (and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable), the Intercreditor Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will be bound by the provisions of the Intercreditor Agreement.

X-ANNEX 1-1
Assignment Agreement

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

X-ANNEX 1-2
Assignment Agreement

EXHIBIT XI

[FORM OF] SOLVENCY CERTIFICATE
_________ , 20 __

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Holdings Credit Agreement dated as of June [  ], 2007 (the “Credit Agreement”) by and among TA Indigo Holding Corporation, a Delaware corporation (“Holdings”), the financial institutions referred to therein as Lenders (“Lenders”), Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as Administrative Agent (“Administrative Agent”) and Syndication Agent.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Certificate is being delivered pursuant to subsection 4.1F of the Credit Agreement.  The undersigned is the Chief Financial Officer of Holdings and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Holdings, and not individually, as follows:

1.           I have responsibility for (a) the management of the financial affairs of Holdings and the preparation of financial statements of Holdings, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.           I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for Holdings for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.           In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at __________, 2007 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Holdings and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements, including the Merger Agreement and the Certificate of Merger.  The pro forma balance sheet, pro forma income projections and pro forma cash flow projections are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.           Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a.           the “fair saleable value” of the property of Holdings and its Subsidiaries on a consolidated basis is both (A) greater than the total amount of liabilities (including contingent liabilities) of Holdings and its Subsidiaries on a consolidated basis, and (B) not less than the amount that will be required to pay the probable liabilities on Holdings’ and its Subsidiaries’ then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Holdings and its Subsidiaries.

Solvency Certificate

b.           Holdings and its Subsidiaries do not intend to incur, or believe (nor do they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due.

c.           Holdings and its Subsidiaries do not have an unreasonably small amount of capital in relation to their business or any contemplated or undertaken transaction.

In computing the amount of such contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

I understand that Administrative Agent and Lenders are relying on this Certificate in extending credit to Holdings pursuant to the Credit Agreement.

This certificate is being executed and delivered by the undersigned in [his/her] capacity as an officer of Holdings and no personal liability will attach to [him/her] in connection with the execution and delivery of this Certificate.

Solvency Certificate

The undersigned has executed this Certificate, in [his] [her] capacity as an officer of Holdings and not individually, as of the date first written above.

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

Solvency Certificate

EXHIBIT XV

[FORM OF] ELECTION NOTICE

DATED:  ____________

Pursuant to that certain Holdings Credit Agreement dated as of June [  ], 2007, as amended, supplemented or otherwise modified to the date hereof (said Holdings Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TA Indigo Holding Corporation, a Delaware corporation (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC as Joint Lead Arrangers and Joint Bookrunners and Deutsche Bank Trust Company Americas, as administrative agent and syndication agent for Lenders, this represents Holdings’ request to have the interest payable for the Interest Payment Date of _________ as follows:

PIK Option:

[  ] a. 100% PIK Election

[  ] b.  Cash Election

XV-1

TA INDIGO HOLDING CORPORATION

By:
Name:
Title:

XV-1

EXHIBIT XVI

[FORM OF] PREFERRED STOCK CERTIFICATE OF DESIGNATIONS

[To be distributed separately]

XVII-1